SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2004

Great Wolf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51064

(Commission File Number)

51-0510250

(IRS Employer Identification Number)

122 West Washington Avenue, Madison, Wisconsin 53703

(Address of principal executive offices)

Registrant’s telephone number, including area code: (608) 251-6400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

     On December 20, 2004, Great Wolf Resorts, Inc., a Delaware corporation (the “Company” or the “Registrant”), in connection with the previously-announced completion of its initial public offering of common stock (the “Public Offering”), executed a Revolving Credit Agreement, by and among the Company, GWR Operating Partnership, L.L.L.P., the Subsidiary Guarantors named therein, Citicorp North America, Inc., Societe Generale, Citigroup Global Markets, Inc., SG Americas Securities LLC and Calyon New York Branch (the “Credit Agreement”). The Credit Agreement provides for borrowings by the Company of up to $75 million from time to time and also provides that two of the Company’s resort properties will secure the Company’s obligations thereunder. The interest rate is equal to LIBOR plus a margin of 2.25% to 3.00% depending upon the Company’s leverage ratio from time to time. The Credit Agreement will terminate on December 20, 2007, unless terminated earlier in accordance with its terms. As of the date of closing of the Public Offering, the Company had no amounts drawn under the Credit Agreement.

     The Credit Agreement includes, among other things, certain financial and operating debt covenants, including: (i) requiring the Company to meet financial tests based upon its earnings before interest, taxes, depreciation and amortization (“EBITDA”), (ii) a maximum amount of indebtedness the Company may incur under the Credit Agreement at an advance rate of 3.75 multiplied by the combined net operating income (adjusted for non-recurring items, unusual items, infrequent items and asset impairment charges) of the two resorts securing the Credit Agreement; (iii) a maximum level of the amount of the Company’s total debt equal to 5.75 times the Company’s total EBITDA (adjusted for non-recurring items, unusual items, infrequent items, non-cash employee compensation expense and asset impairment charges and adjusted to reflect an estimated full year of operating results for resorts open less than a year); (iii) a minimum interest coverage ratio, representing the Company’s total EBITDA (adjusted for non-recurring items, unusual items, infrequent items, non-cash employee compensation expense and asset impairment charges and adjusted to reflect an estimated full year of operating results for resorts open less than a year) divided by the Company’s total interest expense, of 2.0; and (iv) a minimum fixed charge coverage ratio, representing the Company’s total EBITDA (adjusted for non-recurring items, unusual items, infrequent items, non-cash employee compensation expense and asset impairment charges and adjusted to reflect an estimated full year of operating results for resorts open less than a year) divided by the Company’s total fixed charges, of 1.5.

     The Credit Agreement also contains certain restrictions on the Company’s operations, including:

•	incurring or guaranteeing additional indebtedness;

•	paying dividends or making distributions or certain other restricted payments;

•	making capital expenditures and other investments;

•	creating liens on the Company’s assets;

•	issuing or selling capital stock of the Company’s subsidiaries;

•	transferring or selling assets currently held by the Company;

•	repurchasing stock and certain indebtedness;

•	engaging in transactions with affiliates;

•	entering into any agreements that restrict dividends from the Company’s subsidiaries; and

•	engaging in mergers or consolidations.

     The Company must repay Revolving Credit Advances (as defined in the Credit Agreement) under the Credit Agreement on the termination date, Swing Line Advances (as defined in the Credit Agreement)

on the earlier of the maturity date specified in the applicable notice of borrowing and the termination date, and Letter of Credit Advances (as defined in the Credit Agreement) on the same day on which such advance was made. The Credit Agreement contains customary events of default, including payment defaults, cross defaults to other obligations and certain change of control events. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may become due and payable immediately.

     Also in connection with the Public Offering, on December 20, 2004, two of the Company’s wholly owned subsidiaries owning resort properties in Kansas City, Kansas and Traverse City, Michigan entered into a Loan Agreement with Citigroup Global Markets Realty Corp. and The Travelers Insurance Company (the “Kansas/Traverse Mortgage”). The maturity date is January 11, 2015. Pursuant to the Kansas/Traverse Mortgage, the Company agreed to guarantee the due and punctual payment of the subsidiaries’ obligations under the Kansas/Traverse Mortgage. Events of default applicable to the Company pursuant to the Kansas/Traverse Mortgage include the Company making an assignment for the benefit of creditors; if a receiver, liquidator or trustee shall be appointed for the Company or if the Company shall be adjudicated as bankrupt or insolvent. In addition, the Kansas/Traverse Mortgage contains customary events of default applicable to the subsidiary borrowers. Upon the occurrence of any such event of default, the lenders may (and in certain instances, shall) declare all unpaid principal, interest and fees outstanding immediately due and payable. The maximum obligation which could be incurred by the Company under this guarantee is $75 million. The annual interest rate under the Kansas/Traverse Mortgage is equal to 5.835% with respect to $50 million of the outstanding principal amount, and 9.21% with respect to $25 million of the outstanding principal amount. The lenders under the Kansas/Traverse Mortgage generally have the right to proceed against the Company directly to collect payments due under the Kansas/Traverse Mortgage.

     In addition, in connection with the Public Offering, effective December 20, 2004, the Company agreed to:

•	guarantee the full and prompt payment when due of amounts outstanding under existing construction financing incurred by a wholly owned subsidiary of the Company on the Company’s resort located in Williamsburg, Virginia, which is currently under development. When fully drawn, this financing will total approximately $39,000,000. The loan bears interest at the prime rate plus 1.625%, with a minimum interest rate of 6.75%, and matures in 2008. Only interest payments are required during the construction period;

•	guarantee the full of prompt payment when due of amounts outstanding under existing construction financing incurred by a wholly owned subsidiary of the Company incurred by a wholly owned subsidiary of the Company on the Company’s resort located in Poconos, Pennsylvania, which is currently under development. When fully drawn, this financing will total approximately $61,500,000. This loan bears interest at the prime rate plus 2.0%, with a minimum interest rate of 6.75%, and matures in 2009. Only interest payments are required during the construction period;

•	guarantee the full and prompt payment when due of amounts outstanding under existing mortgage indebtedness incurred by a wholly owned subsidiary of the Company on one of the Company’s resort properties which had an outstanding debt balance of approximately $29,475,000 as of September 30, 2004. This loan bears interest at the prime rate plus 2.0%, with a minimum interest rate of 7.00%, and matures in 2008; and

•	guarantee the full and prompt payment when due of $8,063,000 of fixed rate debt recognized as a liability related to certain bonds issued by the City of Sheboygan, Wisconsin and $3,985,000 of fixed rate debt recognized as a liability related to a loan from the City of Sheboygan, Wisconsin. These liabilities will be satisfied by certain future minimum guaranteed amounts of real, personal property and room tax payments by the Company’s resort located in Sheboygan, Wisconsin.

     The underlying loan agreements contain customary events of default, and the lenders under these loan agreements generally have the right to proceed against the Company directly to collect payments due under the loan agreements.

Item 2.01. Completion of Acquisition or Disposition of Assets

     Effective simultaneously with the closing of the Public Offering, the Company consummated the formation transactions described in the section entitled “Structure and Formation of Our Company — Formation Transactions” in the Company’s Registration Statement on Form S-1 (as amended, the “Registration Statement”) (File No. 333-118148), the contents of which section are incorporated into this Item 2.01 by reference. These formation transactions included, among other things, the acquisition of seven family entertainment resort properties and an entity which, among other things, performs management functions related to such resort properties (the “Management Company”). As a result of such formation transactions, the Company currently owns, directly or indirectly, a fee simple interest in these seven resort properties, except for a leasehold interest in its resort property located in Sheboygan, Wisconsin.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

     Effective simultaneously with the closing of the Public Offering and in connection with the formation transactions described in the Registration Statement, the Company issued an aggregate of 14,162,308 shares of its common stock in the following transactions not registered under the Securities Act of 1933, as amended (the “Securities Act”):

•	An aggregate of 13,901,947 shares of common stock were issued to certain individuals and entities that owned equity interests in (i) the limited liability companies which owned the family entertainment resort properties described above and (ii) the Management Company. In exchange, the Company acquired all or a portion of each such investor’s interest in the applicable limited liability company and the Management Company and such entities became wholly owned subsidiaries of the Company.

•	An aggregate of 130,949 shares of common stock were issued to holders of tenant in common interests in two family entertainment resorts located in Poconos, Pennsylvania and Williamsburg, Virginia resorts that, prior to the acquisition thereof, were convertible into the Company’s common stock.

•	An aggregate of 129,412 shares of common stock were issued to a trust that holds assets to pay obligations under the Company’s deferred compensation plan pursuant to elections by certain members of the Company’s management to have certain bonus payments track the performance of the Company’s common stock.

Such shares of the Company’s common stock were issued in transactions exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Immediately following the consummation of the Public Offering, the following individuals were appointed to serve as directors of the Company: Elan Blutinger, Randy Churchey, Michael M. Knetter, Alissa N. Nolan, and Howard Silver. Each such individual had previously agreed to serve as a director of the Company upon the consummation of the Public Offering.

     Mr. Blutinger, Mr. Knetter and Ms. Nolan have been appointed to serve on the Company’s nominating and corporate governance committee. Messrs. Churchey, Silver and Knetter have been appointed to serve on the Company’s audit committee. Mr. Churchey, Mr. Silver and Ms. Nolan have been appointed to serve on the Company’s compensation committee.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The required financial statements will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

(b)	Pro Forma Financial Information

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2004

GREAT WOLF RESORTS, INC.
By:	/s/ J. Michael Schroeder
J. Michael Schroeder
General Counsel and Corporate Secretary